SECURITIES AND EXCHANGE COMMISSION ?
Washington, D.C. 20549 ?
FORM 144 ?
NOTICE OF PROPOSED SALE OF SECURITIES
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933 ?
AT T E N T I O N : Transmit for filing 3 copies of this form concurrently ? with either placing an order with a broker to execute sale or executing a sale directly with a market maker.?
?1 (a) NAME OF ISSUER (Please type or print) ?
?(b) IRS IDENT. NO. ?
?(c) S.E.C. FILE NO. ?
OMB APPROVAL ?
OMB Number: ?
?3235-0101 ?
Expires: ?
June 30, 2020 ?
Estimated average burden ?
hours per response ........... 1.00 ?
SEC USE ONLY ?
DOCUMENT SEQUENCE NO. ?
CUSIP NUMBER ?
WORK LOCATION ?
?1 (d) ADDRESS OF ISSUER ?
STREET ?
CITY ?
STATE ?
ZIP CODE ?
?(e) TELEPHONE NO. ?
AREA CODE ?
NUMBER ?
?(b) ?
?2 (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ?
ARE TO BE SOLD ?
RELATIONSHIP TO ?
ISSUER ?
?(c) ADDRESS STREET ?
CITY ?
STATE ?
ZIP CODE ?
INSTRUCTION: The person filing this notice should contact the issuer to ? obtain the I.R.S. Identification Number and the S.E.C. File Number. ?
?3 (a) ?
Title of the ?
Class of ?
Securities ?
To Be Sold ?
?(b) ?
Name and Address of Each Broker Through Whom the ?
Securities are to be Offered or Each Market Maker ?
who is Acquiring the Securities ?
SEC USE ONLY (c) ?
Broker-Dealer ?
File Number ?
Number of Shares ?
or Other Units ?
To Be Sold ?
?(See instr. 3(c)) ?
?(d) ?
Aggregate ?
Market ?
Value ?
?(See instr. 3(d)) ?
?(e) ?
Number of Shares ?
or Other Units ?
Outstanding ?
?(See instr. 3(e)) ?
?(f) ?
Approximate ?
Date of Sale ?
?(See instr. 3(f)) ?
?(MO. DAY YR.) ?
?(g) ?
Name of Each ?
Securities ?
Exchange ?
?(See instr. 3(g)) ?
INSTRUCTIONS: ?
?1. (a) ?
?(b) ?
?(c) ?
?(d) ?
?(e) ?
Name of issuer ?
Issuer's I.R.S. Identification Number ?
Issuer's S.E.C. file number, if any ?
Issuer's address, including zip code ?
Issuer's telephone number, including area code ?
?3 . (a) ?
?(b) ?
?(c) ?
?(d) ?
?(e) ?
?2 . (a) Name of person for whose account the securities are to be sold ? ?(b) Such person's relationship to the issuer (e.g., officer, director, ? ?10% ?
stockholder, or member of immediate family of any of the foregoing) ?
?(c) Such person's address, including zip code ?
Title of the class of securities to be sold ?
Name and address of each broker through whom the securities are intended ? to be sold ?
Number of shares or other units to be sold (if debt securities, give the ? aggregate face amount) ?
Aggregate market value of the securities to be sold as of a specified ?
date within 10 days prior to the filing of this notice ?
Number of shares or other units of the class outstanding, or if debt ? securities the face amount thereof outstanding, as shown ?
by the most recent report or statement published by the issuer ?
?(f) Approximate date on which the securities are to be sold ?
?(g) Name of each securities exchange, if any, on which the securities are ? intended to be sold ?
Potential persons who are to respond to the collection of information ? contained in this form are not ?
required to respond unless the form displays a currently valid OMB ?
control number. ?
SEC 1147 (08-07) ?
FL ADR No. 109-82-071805/?
?35112484?
FL ADR No. 109-82-071805/?
?35112484?
N/A
N/A
N/A
N/A
N/A
N/A
?03/20/2018?
?03/20/2018?
?0?
?0?
?$400,000,000,000?
?$400,000,000,000?
?400,000,000,000?
?400,000,000,000?
Dept of the Treasury ?
?1500 Pennsylvania Avenue, NW, Rm 3413?
?  Washington, D.C. 20220?
Dept of the Treasury ?
?1500 Pennsylvania Avenue, NW, Rm 3413?
?  Washington, D.C. 20220?
?1. 811-23421?
?1. 811-23421?
?0?
?0?
?05/20/2018?
?05/20/2018?
?$100,000,000?
?$100,000,000?
?100,000,000?
?100,000,000?
FL ADR No.       HCCZT-B00001?
FL ADR No.       HCCZT-B00001?
Dept of the Treasury ?
?1500 Pennsylvania Avenue, NW, Rm 3413?
?  Washington, D.C. 20220?
Dept of the Treasury ?
?1500 Pennsylvania Avenue, NW, Rm 3413?
?  Washington, D.C. 20220?
?$400,000,000,000?
?$400,000,000,000?
care of 1455 Northwest 61 Street Miami, Fla [33142]?
care of 1455 Northwest 61 Street Miami, Fla [33142]?
Agent
Agent
? HAZINE CHERMON CHERY
? HAZINE CHERMON CHERY
?04/21/2018?
?04/21/2018?
?0?
?0?
?400,000,000,000?
?400,000,000,000?
Dept of the Treasury ?
?1500 Pennsylvania Avenue, NW, Rm 3413?
?  Washington, D.C. 20220?
Dept of the Treasury ?
?1500 Pennsylvania Avenue, NW, Rm 3413?
?  Washington, D.C. 20220?
FL ADR No.       HCCZT-IBN00001?
FL ADR No.       HCCZT-IBN00001?
?786   554-1588?
?786   554-1588?
care of 1455 Northwest 61 Street Miami, Fla [33142]?
care of 1455 Northwest 61 Street Miami, Fla [33142]?
?81-6984161?
?81-6984161?
ESTATE OF HAZINE CHERMON CHERY
ESTATE OF HAZINE CHERMON CHERY
GIFT
AVOIDANCE REGARDING DEBT PEONAGE
Upon conditional acceptance said reversionary interest in
ADR No. 109-82-071805/ 35112484 will be assigned?
? to or for the account of the United States; hence, full ?
acquittance and discharge for all purposes of the ?
obligation (past, present, future) regarding HAZINE ?
CHERMON CHERY pursuant to 12 US Code 95(a)(2).?
?    ?
GIFT
AVOIDANCE REGARDING DEBT PEONAGE
Upon conditional acceptance said reversionary interest in
ADR No. 109-82-071805/ 35112484 will be assigned?
? to or for the account of the United States; hence, full ?
acquittance and discharge for all purposes of the ?
obligation (past, present, future) regarding HAZINE ?
CHERMON CHERY pursuant to 12 US Code 95(a)(2).?
?    ?
Transfer of ?
FL ADR No. 109-82-071805/?
?35112484?
?  12 US Code 95(a)(2)?
Transfer of ?
FL ADR No. 109-82-071805/?
?35112484?
?  12 US Code 95(a)(2)?
?07/31/2016?
?07/31/2016?
?400100000000?
?400100000000?
?     HAZINE CHERMON CHERY
?     HAZINE CHERMON CHERY
?07/31/2016?
?07/31/2016?
American ?
Deposit ?
Receipt
Payable
through FRB
Fiscal Agent
American ?
Deposit ?
Receipt
Payable
through FRB
Fiscal Agent
?/S/ HAZINE CHERMON CHERY CAF# 0312-58277R?
?/S/ HAZINE CHERMON CHERY CAF# 0312-58277R?
?02/13/2019?
?02/13/2019?
HAZINE C CHERMON CHERY CAF# 0312-58277R?
HAZINE C CHERMON CHERY CAF# 0312-58277R?
Furnish the following information with respect to the acquisition of the ? securities to be sold ?
and with respect to the payment of all or any part of the purchase price ? or other consideration therefor: ?
Title of ?
the Class ?
Date you ?
Acquired ?
Nature of Acquisition Transaction ?
Name of Person from Whom Acquired ?
?(If gift, also give date donor acquired) ?
Amount of ?
Securities Acquired ?
Date of ?
Payment ?
Nature of Payment ?
INSTRUCTIONS: ?
If the securities were purchased and full payment therefor was not made ?
in cash at ?
the time of purchase, explain in the table or in a note thereto the ?
nature of the ?
consideration given. If the consideration consisted of any note or other ? obligation, ?
or if payment was made in installments describe the arrangement and state ?
when ?
the note or other obligation was discharged in full or the last ? installment paid. ?
TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS ?
Furnish the following information as to all securities of the issuer sold ? during the past 3 months by the person for whose account the securities ? are to be sold. ?
Name and Address of Seller ?
Title of Securities Sold ?
Date of Sale ?
Amount of ?
Securities Sold ?
Gross Proceeds ?
REMARKS: ?
INSTRUCTIONS: ?
See the definition of "person" in paragraph (a) of Rule 144. Information ? is to be given not only as ?
to the person for whose account the securities are to be sold but also as ? to all other persons included ?
in that definition. In addition, information shall be given as to sales ?
by all persons whose sales are ?
required by paragraph (e) of Rule 144 to be aggregated with sales for the ? account of the person filing ?
this notice. ?
AT T E N T I O N : The person for whose account the securities to which ? this notice relates are to be sold ?
hereby represents by signing this notice that he does not know any ? material adverse information in regard to ?
the current and prospective operations of the Issuer of the securities to ? be sold which has not been publicly ?
disclosed. If such person has adopted a written trading plan or given ? trading instructions to satisfy Rule ?
?10b5-1 under the Exchange Act, by signing the form and indicating the ? date that the plan was adopted or the ?
instruction given, that person makes such representation as of the plan ? adoption or instruction date. ?
DATE OF NOTICE ?
DATE OF PLAN ADOPTION OR GIVING OF INSTRUCTION, ?
IF RELYING ON RULE 10B5-1 ?
?(SIGNATURE) ?
The notice shall be signed by the person for whose account the securities ? are to be sold. At least one copy ?
of the notice shall be manually signed. Any copies not manually signed ? shall bear typed or printed signatures. ?
ATTENTION: Intentional misstatements or omission of facts constitute ? Federal Criminal Violations (See 18 U.S.C. 1001) ?
SEC 1147 (02-08) ?